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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

FORM 4

[_] Check this box if no longer
    subject to Section 16. Form 4
    or Form 5 obligations may
    continue. See Instruction 1(b)



                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940



1. Name and Address of Reporting Person

   MISKIMIN                          Paul                               A.
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

   251 S. Lake Ave.
--------------------------------------------------------------------------------
                                    (Street)

   Pasadena                            CA                             91101
--------------------------------------------------------------------------------
  (City)                             (State)                          (Zip)


--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   JACOBS ENGINEERING GROUP INC. (JEC)
--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

   ###-##-####
--------------------------------------------------------------------------------
4. Statement for Month/Year

   February 1997
--------------------------------------------------------------------------------
5. If Amendment, Date of Original   (Month/Year)


--------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer
       (Check all applicable)


                  Director                         10% Owner
           -----                           ------

             X    Officer (give                    Other (Specify
           -----  title below)             ------         below)


   Senior Vice President
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line):

             X     Form filed by One Reporting Person
           -----

                   Form filed by more than One Reporting Person
           ------
--------------------------------------------------------------------------------

                         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security          2. Trans-   3. Trans-      4. Securities Acquired (A)    5. Amount of    6. Ownership  7. Nature
   (Instr. 3)                    action      action           or Disposed (D)             Securities      Form:         of Indirect
                                 Date        Code                                         Beneficially    Direct        Beneficial
                                            (Instr. 8)      (Instr. 3, 4 and 5)           Owned at       (D) or         Ownership
                                (Month/   ------------   --------------------------       End of Month    Indirect     (Instr. 4)
                                 Day/      Code    V      Amount   (A) or    Price       (Instr. 3       (I)
                                 Year)                             (D)                     and 4)        (Instr. 4)
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

Common Stock, par value
     $1 per share              2/13/97      S              338       D      $27.50           -0-
--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

* If this form is filed by more than one person, see instruction 4(b)(v).




                                                                SEC 1474 (7/96)

                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transaction    5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of        (Month/Day/      (Instr. 8)        or Disposed of (D)           Date
                                    Derivative       Year)                            (Instr. 3 and 4)             (Month/Day/
                                    Security                                                                        Year)
                                                                  ---------------   --------------------------   -------------------
                                                                    Code      V         (A)        (D)            Date    Expiration
                                                                                                                  Exer-   Date
                                                                                                                  cisable
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
                                                                                                                           3/27/
Stock Options (to buy)             $26.2438                                                                       Various  1999
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
                                                                                                                           3/25/
Stock Options (to buy)             $27.875                                                                        Various  2000
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
                                                                                                                           9/7/
Stock Options (to buy)             $20.931                                                                        Various  2000
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
                                                                                                                           5/10/
Stock Options (to buy)             $21.00                                                                         Various  2001
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
                                                                                                                           4/5/
Stock Options (to buy)             $19.50                                                                         Various  2002
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------
                                                                                                                           4/1/
Stock Options (to buy)             $27.875                                                                        Various  2006
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------- ----------


7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership Form           11. Nature of Indirect
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      of Derivative Security:      Beneficial Ownership
  (Instr. 3 and 4)                                   Owned at End of Month        Direct (D) or                (Instr. 4)
                                                     (Instr. 4)                   Indirect (I) (Instr. 4)
------------------------
  Title      Amount or
             Number of
             Shares
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Common Stock   2,000                                     2,000                            D
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Common Stock   2,000                                     2,000                            D
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Common Stock  10,000                                    10,000                            D
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Common Stock  10,000                                    10,000                            D
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Common Stock   8,000                                     8,000                            D
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Common Stock  10,000                                    10,000                            D
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------


------------------------  ----------------------  --------------------------  ---------------------------  ------------------------


------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Explanation of Responses:  No transactions are being reported in Table II.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                          /s/ Paul A. Miskimin                  3/10/97
                         ----------------------------------   ------------
                            Signature of Reporting Person**      Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                        Page 2
                                                              SEC 1474 (7-96)